Exhibit 10.32

Equity Transfer Agreement

This Agreement is entered into as of December 18, 2018 in Shanghai by and between the following two parties.

Transferor: Heilongjiang Xinda Enterprise Group Company Limited (hereinafter referred to as Party A)

Transferee: Gao Xiaohui (hereinafter referred to as Party B)

Heilongjiang Xinda Enterprise Group Shanghai New Materials Sales Co., Ltd. (hereinafter referred to as Target Company) has a registered capital of RMB 50 million yuan, which is subscribed by Party A, accounting for 100%; according to relevant laws and regulations, the parties to this Agreement, through friendly consultations, reach the terms as follows:

Article 1 Equity Transfer Object and Transfer Price

1.	Party A shall transfer 100% of the equities of the Target Company (that is, a subscribed capital contribution of RMB 50 million yuan) to Party B at a price of RMB 50 million yuan.
2.	Other rights attached to the equities shall be transferred along with the transfer of such equities.

Article 2 Commitments and Warrants

Party A warrants that the equities transferred to Party B as stipulated in Article 1 hereof are legally owned by Party A, and Party A has full and legitimate rights of disposal. Party A warrants that there is no pledge or other security right on the equities under transfer, and the equities are not subject to any third party’s recourse.
Article 3 Liability for Default
In case of any default, the defaulting party shall assume all legal responsibilities.
Article 4 Dispute Resolutions
This Agreement shall be governed by and construed in accordance with the relevant laws of the People’s Republic of China.
Any dispute arising out of or in connection with this Agreement shall be settled through friendly negotiations by the parties. Should the negotiations fail, such dispute may be directly rendered to the people’s court for litigation.
Article 5 Miscellaneous
1.	This Agreement is made in triplicate, with each party holding one copy, and the Target Company holding one copy to be used for relevant formalities.
2.	This Agreement shall come into effect upon the signing by each party.
Party A: Heilongjiang Xinda Enterprise Group Company Limited December 18, 2018	Party B: Gao Xiaohui December 18, 2018